Exhibit 5.1

LKP GLOBAL LAW, LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, California 90067
Telephone (424) 239-1890
Facsimile (424) 239-1882

June 19, 2014

Ener-Core, Inc.
9400 Toledo Way
Irvine, California 92618

Re:	Ener-Core, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Ener-Core, Inc., a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 (File No. 333-196046), as amended, of 24,998,502 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), including (a) 17,847,532 Shares issuable upon conversion of the Company’s senior secured convertible notes issued in April 2014 (the “Notes”), (b) 5,530,970 Shares issuable upon exercise of common stock purchase warrants issued concurrently with the Notes (the “Warrants”), (c) 1,500,000 Shares that the Company issued in November 2013 (the “November Shares”), and (d) 120,000 shares issuable upon exercise of common stock purchase warrants issued in connection with the November Shares (the “Placement Warrant”).

In connection with such registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Notes, the Warrants, the November Shares and the Placement Warrant.  We have also reviewed the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares when issued will be legally issued, fully paid, and nonassessable.

This opinion is limited solely to the federal laws of the United States and Nevada laws, and is based on these laws as in effect on the date hereof.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the  Shares and to the reference to our firm under the heading "Legal Matters" in the registration statement.  In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ LKP Global Law, LLP

LKP GLOBAL LAW, LLP